                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Transamerica Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Transamerica Corporation
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO
LOGO OF TRANSAMERICA APPEARS HERE                      Transamerica
                                                       Corporation
                                                       600 Montgomery Street
                                                       San Francisco,
                                                       California 94111
- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            Thursday, April 27, 1995

                                   10:30 A.M.

To The Stockholders:

  The Annual Meeting of Stockholders of Transamerica Corporation will be held at the Giannini Auditorium, Concourse Level, Bank of America Center, 555 California Street, San Francisco, California, on Thursday, April 27, 1995, at 10:30 A.M., for the purpose of:

  1. Electing three directors of the Corporation to hold office for three-year terms;

  2. Electing independent auditors to audit the financial statements of the Corporation for the year 1995;

  3. Approving the adoption of the 1995 Performance Stock Option Plan.

All other matters which may properly come before the meeting and any adjournment thereof will also be considered.

  Stockholders of record at the close of business on March 3, 1995 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, for any purpose germane to the meeting, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California, during ordinary business hours.

                                     By Order of the Board of Directors

                                              Edgar H. Grubb
                                                 Secretary

San Francisco, California
March 17, 1995

                                PROXY STATEMENT
                                       OF
                            TRANSAMERICA CORPORATION

                             600 MONTGOMERY STREET

                        SAN FRANCISCO, CALIFORNIA 94111

INFORMATION CONCERNING THE SOLICITATION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Transamerica Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held on April 27, 1995 and at any adjournment thereof. Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Corporation or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by the proxy will be voted for the election of directors and for Proposals 2 and 3.

  Stockholders of record at the close of business on March 3, 1995 are entitled to vote at the Annual Meeting. On that date the Corporation had outstanding 69,192,903 shares of common stock, $1 par value, each share being entitled to one vote and each one-half share being entitled to one-half vote. A proxy given by any stockholder participating in the Corporation's Dividend Reinvestment Plan or in the Corporation's Employees Stock Savings Plan will govern the voting of all full shares held for such stockholder's account under those Plans.

  A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. With regard to the election of directors, if a quorum is present, a plurality vote of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote will be required for the election of directors. If a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote will be required for the election of independent auditors and approval of Proposal 3. Votes may be cast "For" or "Withheld" for each director nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except the election of directors. Abstentions on Proposals 2 and 3 will have the same legal effect as negative votes. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote in their discretion on "routine" items when they have not received instructions from beneficial owners. With respect to "non-routine" items, no broker may vote shares held for customers without specific instructions from such customers. Under Delaware law, a broker non-vote will have no effect on the outcome of "non-routine" items requiring the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon. The New York Stock Exchange has advised the Corporation that it will treat Proposal 3 as a "non-routine" item.

  The cost of soliciting proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms, banks and other nominees, custodians and fiduciaries for their reasonable expenses incurred in sending proxy material to beneficial owners of shares and obtaining their instructions. Regular employees of the Corporation may solicit proxies personally or by mail, telephone or telegraph. In addition, the Corporation has retained Georgeson & Co., Inc. to assist in the distribution of the proxies and proxy statements for a fee estimated not to exceed $16,000 plus out-of-pocket expenses.

  The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

  This proxy statement, the proxy and the Corporation's 1994 Annual Report were first mailed to stockholders on March 17, 1995.

                           (1) ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES AND CURRENT DIRECTORS

  The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Corporation's Board of Directors is currently set pursuant to the Corporation's By-Laws at eleven. Of this number, three members of the Board of Directors have terms expiring, and are nominees for election, at the 1995 Annual Meeting of Stockholders. Mr. Raymond F. O'Brien, whose term as a director expires at the 1995 Annual Meeting of Stockholders, will be retiring from the Board of Directors and will not stand for re-election. Four members have terms expiring at the 1996 Annual Meeting of Stockholders and three members have terms expiring at the 1997 Annual Meeting of Stockholders. The number of directors will be reduced to ten upon Mr. O'Brien's retirement.

  Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the three nominees named below as directors of the Corporation to hold office until the 1998 Annual Meeting of Stockholders and until their respective successors are elected and qualified. All of the nominees have indicated a willingness to serve as directors if elected. Should any nominee not be a candidate at the 1995 Annual Meeting, all such proxies so received will be voted in favor of the other nominees and for such substitute nominee (if any) as shall be designated by the proxies named in the enclosed form of proxy, or the number of directors may be reduced by the Board of Directors. All nominees have been recommended by the Board of Directors for three-year terms expiring at the 1998 Annual Meeting of Stockholders.

  Certain information concerning each of the three nominees for directors, and each current director in the classes continuing in office, is set forth below.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 1998

JAMES R. HARVEY*               Director since 1975                        Age 60

Chairman of the Board of the Corporation. He has been Chairman of the Board since 1983 and was Chief Executive Officer from 1981 to 1991. He retired as an employee of the Corporation in 1992. He also serves as a director of McKesson Corporation, AirTouch Communications, Inc., and The Charles Schwab Corporation.

GORDON E. MOORE*               Director since 1981                        Age 66

Chairman of the Board and a director of Intel Corporation, a semiconductor manufacturing company. He also serves as a director of Varian Associates, Inc.

CONDOLEEZZA RICE*              Director since 1991                       Age 40

Provost of Stanford University since 1993. She was Associate Professor of Political Science at Stanford from 1987 to 1989 and from 1991 to 1993. She was Special Assistant to the President of the United States on the National Security Council from 1990 to 1991 and Director of Soviet and East European Affairs on the National Security Council from 1989 to 1990. She also serves as a director of Chevron Corporation.

DIRECTORS CONTINUING IN OFFICE UNTIL 1996

MYRON DU BAIN*                 Director since 1984                       Age 71

Former Chairman of the Board of SRI International, a research and consulting organization. He also serves as a director of First Interstate Bancorp and Scios Nova, Inc.
- --------
* Member of the Executive Committee.

SAMUEL L. GINN*               Director since 1989                         Age 57

Chairman of the Board and Chief Executive Officer of AirTouch Communications, Inc., a worldwide wireless telecommunications company. He was Chairman of the Board, President, Chief Executive Officer and a director of Pacific Telesis Group, a diversified telecommunications company, from 1988 to 1994. He also serves as a director of Chevron Corporation and Safeway Inc.

FRANK C. HERRINGER*           Director since 1986                         Age 52

Chief Executive Officer and President of the Corporation. He has been Chief Executive Officer since 1991 and President since 1986. He also serves as a director of all major subsidiaries of the Corporation, Pacific Telesis Group and Unocal Corporation.

CHARLES R. SCHWAB*            Director since 1989                         Age 57

Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm, since 1986. He has been Chairman of Charles Schwab & Co., Inc. since 1978. He also serves as a director of The Gap, Inc. and AirTouch Communications, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL 1997

TONI REMBE*                   Director since 1995                         Age 58

Partner at Pillsbury, Madison & Sutro, a law firm. She also serves as a director of American President Companies, Ltd., Pacific Telesis Group and Potlatch Corporation.

FORREST N. SHUMWAY            Director since 1973                         Age 68

Retired Vice Chairman of the Board of Allied-Signal Inc., a diversified multi-industry company. He also serves as a director of Aluminum Company of America, American President Companies, Ltd., The Clorox Company and First Interstate Bancorp.

PETER V. UEBERROTH            Director since 1984                         Age 57

Managing Director of the Contrarian Group, Inc., a business management company, since 1989. He was Commissioner of Major League Baseball from 1984 to 1989. He also serves as a director of Adia Services, Inc. and The Coca Cola Company.

DIRECTOR COMPENSATION AND BENEFITS

  Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $24,000 and a fee of $1,000 for each Board or committee meeting attended. Committee chairs also receive an annual retainer of $2,500, with the exception of the chairs of the Management Development and Compensation, the Corporate Audit and the Executive Committees, who each receive annual retainers of $3,500. Directors who are employees of the Corporation do not receive fees for their services as directors.

  Directors are eligible annually to defer receipt of $5,000 or more of their retainers and meeting fees under the Corporation's deferred compensation policy. In general, amounts deferred for less than five years are credited with earnings at a rate equal to the rate paid by ten-year U.S. Treasury Notes adjusted monthly, and amounts deferred for five years or more are credited with earnings at a rate ranging from 2% to 4% above the Moody's A Rated Corporate Bond Yield adjusted annually. The time and method of payment of deferred compensation and other terms and conditions are set forth in deferred compensation elections made prior to deferral by each participating director.
- --------
* Member of the Executive Committee

  Each member of the Board of Directors who retires from the Board after serving for at least five years as a non-employee director is eligible to receive retirement benefits. The annual benefit amount is equivalent to the individual's annual retainer fee in effect at the time of his or her retirement (exclusive of any meeting fees or fees for serving as a committee chair). Payments will be made to the director or, in the event of the director's death, his or her spouse, for a period equal to the period of time that the individual served on the Board as a non-employee director.

  Directors who are not employees of the Corporation receive stock options pursuant to The 1985 Stock Option and Award Plan of Transamerica Corporation (the "1985 Plan"). Under the 1985 Plan, each non-employee director is automatically granted a nonqualified stock option for 1,500 shares each year. All options are granted at fair market value on the effective date of the grant and generally have a term not exceeding ten years and one month. Options issued to non-employee directors are exercisable beginning six months after grant.

  On December 1, 1992, James R. Harvey retired as an executive officer and employee of, and entered into a consulting agreement with, the Corporation, which agreement expires April 30, 1995. Under that agreement, through January 31, 1994, Mr. Harvey agreed to make available approximately 40% of his business time for consulting and advisory services or special assignments and to continue to serve on the Board of Directors. Effective February 1, 1994, Mr. Harvey agreed to make approximately 20% of his business time available for such consulting and advisory services or special assignments. As compensation for such services rendered during 1994, Mr. Harvey was paid a total of $112,500. In addition, beginning February 1, 1994, Mr. Harvey began receiving the same retainers and fees as other non-employee directors. He also remains entitled to the use of an automobile and the reimbursement of certain expenses.

  See Compensation Committee Interlocks and Insider Participation on page 5 for a description of certain agreements between a subsidiary of the Corporation and a subsidiary of Pacific Telesis Group, of which Mr. Herringer and Ms. Rembe are directors.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

  Mr. O'Brien (Chairman), Ms. Rice, Ms. Rembe and Messrs. Ginn, Moore and Schwab are members of the Corporate Audit Committee of the Board of Directors. The committee recommends the engagement of independent auditors, reviews the plan and results of the audit engagement with the independent auditors, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the fees of the independent auditors, reviews the Corporation's annual financial statements, reviews the scope and results of the Corporation's internal auditing activities and the adequacy of internal accounting controls, and directs special investigations. The Corporate Audit Committee held four meetings in 1994.

  Messrs. Ueberroth (Chairman), Du Bain, Ginn, O'Brien, Schwab and Shumway are members of the Management Development and Compensation Committee of the Board of Directors. The committee establishes corporate compensation objectives and reviews comparative studies of compensation programs to enable the Corporation to offer the competitive compensation programs necessary to attract and retain superior management, reviews and approves cash compensation arrangements and incentive plans for senior management, reviews, approves and administers the Corporation's Value Added Incentive Plan, stock option plans, deferred compensation plan, perquisite programs for corporate officers and similar programs, and authorizes the granting of options, restricted stock and other awards under the Corporation's stock option and award plans. The committee nominates corporate officers and reviews succession plans for senior corporate and subsidiary officer positions. The Management Development and Compensation Committee held three meetings in 1994.

  Mr. Du Bain (Chairman), Ms. Rice and Messrs. Harvey, Herringer, Schwab and Shumway are members of the Nominating Committee of the Board of Directors. The committee recommends to the Board of Directors the Board size and criteria for qualification as a candidate for Board membership, reviews the qualifications of candidates for Board membership, directs the search for qualified candidates to fill Board vacancies that may occur from time to time, recommends to the Board the slate of director candidates to be proposed for election by the stockholders at the annual meetings and candidates to fill vacancies which occur between such annual meetings, and recommends to the Board the establishment of, and charge of responsibilities to, various committees of the Board. The Nominating Committee held three meetings in 1994. Subject to the provisions of the Corporation's By-Laws, the Nominating Committee will consider nominees for directors recommended by stockholders. Any recommendations should be submitted in writing to the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California 94111.

  During 1994, the Board of Directors held eight meetings. All the directors attended 75% or more of the meetings of the Board and committees of which they were members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no "interlocks" (as defined by the Securities and Exchange Commission) with respect to any member of the Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee"), and the Committee is comprised of independent, non-employee directors.

  Mr. Ginn, a member of the Committee, was Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group, the parent of PacTel Corporation ("PacTel"), until 1994. In 1994, Pacific Telesis Group spun-off PacTel to its shareholders. Mr. Ginn has been and continues to be the Chairman of the Board and Chief Executive Officer of PacTel, which changed its name to AirTouch Communications, Inc. in connection with the spin-off. Also, Mr. Herringer and Ms. Rembe are directors of Pacific Telesis Group. In 1989, the Corporation, through several wholly-owned subsidiaries, entered into a series of transactions whereby a subsidiary of the Corporation agreed to purchase an interest in a Chicago-based cable company. The purchase occurred in June 1990. Pursuant to agreements entered into with PacTel in 1989, PacTel was granted the option to purchase either the Corporation's interest in such venture or the stock of the Corporation's subsidiary based upon varying circumstances, and, under certain circumstances if required by the Corporation, PacTel had the obligation to purchase such stock. The purchase by PacTel or its assignee of either such interest or stock is required to be at a price sufficient to cover the Corporation's net investment in such venture together with interest costs. Two subsidiaries of the Corporation borrowed an aggregate principal amount of approximately $60 million from banks to cover the acquisition costs, and PacTel guaranteed the borrowings. Interest accruing on the loans is added to the loan amounts, and the maximum outstanding loan amount may not exceed $136 million. In connection with the spin-off of PacTel by Pacific Telesis Group, all of PacTel's rights and obligations in connection with the above transactions were transferred to PacTel Cable, a wholly-owned subsidiary of Pacific Telesis Group. PacTel Cable pays the Corporation's subsidiaries $400,000 per year plus certain transaction costs for the option to purchase the venture. A majority of the disinterested members of the Board of Directors of the Corporation approved the transactions.

  Mr. Schwab is also a member of the Committee and is the Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm. Transamerica Occidental Life Insurance Company, a subsidiary of the Corporation and certain of its subsidiaries (collectively "Occidental"), have entered into certain agreements with Charles Schwab & Co., Inc. ("Schwab"), a subsidiary of The Charles Schwab Corporation, pursuant to which Occidental issues variable annuities which are marketed, distributed and administered by Schwab. The compensation payable by Occidental to Schwab for such services is based on a percentage of the value of the assets invested in the annuities, which assets consist primarily of mutual fund shares.

STOCKHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table indicates, as to each director and each executive officer named in the Summary Compensation Table on page 15, and as to all directors and executive officers as a group, the number of shares and percentage of the Corporation's common stock beneficially owned as of March 3, 1995.

                                     SHARES OF COMMON STOCK
                     NAME             BENEFICIALLY OWNED(1)
           ------------------------- -----------------------
           DIRECTORS
           Myron Du Bain............     9,767   (2)(3)
           Samuel L. Ginn...........     7,187   (2)(3)
           James R. Harvey..........   142,422   (2)(3)(4)
           Frank C. Herringer.......   654,576   (4)(5)
           Gordon E. Moore..........     8,541   (2)
           Raymond F. O'Brien.......     6,203   (2)(3)
           Toni Rembe...............     2,000   (2)
           Condoleezza Rice.........     5,815   (2)
           Charles R. Schwab........     9,975   (2)
           Forrest N. Shumway.......    15,208   (2)(3)
           Peter V. Ueberroth.......    10,007   (2)(3)
           EXECUTIVE OFFICERS
           David R. Carpenter.......   353,270   (4)
           Richard H. Finn.........    297,917   (3)(4)
           Edgar H. Grubb...........   137,697   (3)(4)
           Richard N. Latzer........   136,104   (4)
           All Directors and
            Executive Officers
            as a Group (19 persons). 2,097,682

- --------
(1) Represents shares held as of March 3, 1995 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares owned by each director or executive officer represents less than 1%, and as to all directors and executive officers as a group represents 3%, of the outstanding shares of common stock.
(2) Includes, as to each non-employee director, except Mr. Harvey, Ms. Rembe and Ms. Rice, 4,500 shares, as to each of Mr. Harvey and Ms. Rice, 5,500 shares, and as to all directors and executive officers as a group, 42,500 shares, which may be acquired upon the exercise of director stock options, all of which are currently exercisable. These shares are considered outstanding for purposes of calculating each director's percentage ownership.
(3) Includes shares held by family trusts as to which each of the following named directors and executive officers and their respective spouses have shared voting and investment power: Mr. Du Bain-667 shares; Mr. Ginn-2,687 shares; Mr. Harvey-70,082 shares; Mr. O'Brien-1,703 shares; Mr. Shumway-10,708 shares; Mr. Ueberroth-4,507 shares; Mr. Finn-32,961 shares; and Mr. Grubb-3,500 shares; and all directors and executive officers as a group-149,507 shares.
(4) Includes shares which may be acquired upon the exercise of employee stock options exercisable on March 3, 1995 or within 60 days thereafter, as follows: Mr. Carpenter-332,580 shares; Mr. Finn-250,772 shares; Mr. Grubb-130,800 shares; Mr. Harvey-60,000 shares; Mr. Herringer-624,830 shares; Mr. Latzer-132,500 shares; and all directors and executive officers as a group-1,784,716 shares. These shares are considered outstanding for purposes of calculating each such current (or former, in the case of Mr. Harvey) executive officer's percentage ownership. The numbers in the table also include restricted stock awards, which vest in three remaining equal annual installments commencing April 27, 1995, and as to which the executive officer has the right to vote and to receive dividends, as follows: Mr. Grubb-3,000 shares; Mr. Herringer-3,750 shares; Mr. Latzer-750 shares; and all directors and executive officers as a group-10,500 shares. The numbers in the table also includes shares held under the Corporation's Employees Stock Savings Plan on December 31, 1994 and as to which the participant has sole voting and investment power, as follows: Mr. Carpenter-2,969 shares; Mr. Finn-14,184 shares; Mr. Grubb-397 shares; Mr. Harvey-6,840 shares; Mr. Herringer-3,448 shares; Mr. Latzer-604 shares; and all directors and executive officers as a group-43,119 shares.
(5) Excludes 14,796 shares held by Mr. Herringer's wife, as to which he has no voting or investment power and as to which he disclaims beneficial ownership.

SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

  Based solely on the Corporation's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Corporation believes that for 1994, all such filing requirements were satisfied except that Mr. Schwab filed one late report in 1994 which covered the periodic purchase of shares of common stock through the Corporation's Dividend Reinvestment Plan.

                      (2) ELECTION OF INDEPENDENT AUDITORS

  Independent auditors are to be elected by the stockholders to audit the financial statements of the Corporation for 1995. The Board of Directors has nominated Ernst & Young LLP for re-election. Ernst & Young LLP has audited the financial statements of the Corporation annually since the inception of the Corporation in 1928. This proposal is presented to the stockholders in order to permit them to participate in the selection of the Corporation's auditors. If the stockholders do not re-elect Ernst & Young LLP, the Board of Directors of the Corporation will consider the selection of other auditors.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

                          (3) APPROVAL OF ADOPTION OF
                     THE 1995 PERFORMANCE STOCK OPTION PLAN

  The Board of Directors on January 26, 1995, unanimously approved the 1995 Performance Stock Option Plan (the "1995 Plan"), and, under the terms of the 1995 Plan, the Management Development and Compensation Committee (the "Committee") made three separate, one-time grants of nonqualified stock options totalling 5,000,000 shares, subject to stockholder approval. Grants under the 1995 Plan were made to the Senior Executive Committee (the "SEC", which includes the Corporation's Chief Executive Officer -- Frank C. Herringer; Executive Vice President -- David R. Carpenter; Executive Vice President -- Richard H. Finn; Executive Vice President, Chief Financial Officer, and Secretary -- Edgar H. Grubb; and Senior Vice President -- Thomas J. Cusack), who, collectively, have responsibility for the Corporation's strategy, operations and staff functions. Included in the total were grants made to 14 other senior executives, including business unit presidents and equivalent-level staff officers.

  The 1995 Plan is designed to strongly motivate management to achieve superior stockholder returns. The Board of Directors believes that the adoption of the 1995 Plan and the corresponding option grants are in the best interest of stockholders because they further align management interests with those of stockholders. Under the 1995 Plan, stockholders must realize significant returns on their investment before management can receive any significant gains on their options.

  The option grants, which are a combination of premium priced options and performance vesting options, are described below:

  . 1,025,000 shares granted with an exercise price of $60 per share, which vest ratably on the third, fourth and fifth anniversaries of the date of grant ("$60 Options");

  . 1,325,000 shares granted with an exercise price of $82 per share, all of which will be forfeited if the Corporation's common stock does not reach $82 per share within five years from the date of grant ("$82 Options"); and

  . 2,650,000 shares granted with an exercise price of $100 per share, all of which will be forfeited if the Corporation's common stock does not reach $100 per share within seven years from the date of grant ("$100 Options").

  In determining the exercise prices, the Board considered that, to achieve vesting of the $82 and $100 Options within the required time frames, the Corporation would have to achieve compound, annual stock price appreciation in excess of 10% over the Corporation's 1994 year-end stock price of $49.75. Further, the Board determined that the compound growth rate of the Corporation's common stock necessary for the $82 and $100 Options to vest in five and seven years, respectively, would have to have approximated the 75th percentile (i.e., be in the top quartile) of stock price appreciation (excluding dividends) of the S&P 500 over the five- and ten-year periods ended December 31, 1994.

  Stock options are the only long-term incentive available to Transamerica executives. There are no other long-term cash-based, performance unit, or regular restricted stock awards available to Transamerica management. If the 1995 Plan is approved, the five SEC members will receive no other stock options pursuant to the 1995 Plan or any other plan, nor will they be eligible for any other long-term incentive award, for 1995, 1996 and 1997. Further, the 1995 Plan prohibits the repricing of options other than as appropriate following such actions as stock splits, stock dividends, other extraordinary transactions or other changes to the capital structure of the Corporation.

  Adoption of the Plan is subject to the approval of a majority of the shares of the Corporation's common stock which are present in person or by proxy and entitled to vote at the Annual Meeting.

DESCRIPTION OF THE PLAN

  The 1995 Plan is set forth in its entirety as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by reference to Exhibit A.

OPTIONS

  Options become exercisable as follows. $60 Options will vest ratably in three equal, annual installments beginning three years from the date of grant.

  $82 Options will vest only if, for a period of ten trading days out of any thirty consecutive trading days ending on or before the fifth anniversary of the grant date, the reported closing price of the Corporation's common stock is at least $82 per share (subject to certain anti-dilution adjustments). Similarly, the $100 Options will vest only if, for a period of ten trading days out of any thirty consecutive trading days ending on or before the seventh anniversary of the grant date, the reported closing price of the Corporation's common stock is at least $100 per share (subject to certain anti-dilution adjustments).

  In the event that an individual retires on or after his or her normal retirement date under the Corporation's pension plan, becomes disabled or dies, and the individual's options would have vested within the following six months, the optionee will vest in the relevant options as though still employed at the vesting date. If an individual retires on or after his or her normal retirement date, becomes disabled or dies, and the options would become vested more than six months following such event, vesting will occur on a pro rata basis based on the percentage of the vesting period the individual was employed by the Corporation.

  If a $60 Option expires or is cancelled, without having been fully exercised, the shares covered thereby are again available for grant under the 1995 Plan. $82 Options and $100 Options are forfeited if the Corporation's common stock does not reach the values within the time frames stated above, and the forfeiture will cause such options to be cancelled and the shares covered by the options will not again be available for grant. If an $82 Option or a $100 Option expires or is cancelled for another reason, such as due to the resignation of an optionee, those options will remain available for grant under the 1995 Plan. While all options proposed under the 1995 Plan have been initially granted, subject to stockholder approval, if any of such options subsequently become available for grant under the circumstances described above, such options may not be regranted to initial optionees in the absence of a promotion. The terms of any new option grants will be determined by the Committee, including appropriate premium pricing and performance vesting.

  $60 Options and $82 Options generally have a maximum term of ten years, and $100 Options generally have a maximum term of 12 years. Vested options may be exercised for up to three months following termination of employment for a reason other than retirement, disability or death (but not longer than the maximum term of the Option). The post-termination of employment period of exercisability is extended to three years if the termination is on account of total disability and five years if the termination is on account of early or normal retirement (but not longer than the maximum term of the Option). If the optionee dies while the option is exercisable, such option may be exercised by the individual's estate or beneficiary for up to three years from the date of death.

  The following individuals received option awards on January 26, 1995, under the 1995 Plan, subject to the approval of stockholders.

                      1995 PERFORMANCE STOCK OPTION AWARDS

                                                                         PER    NUMBER OF
                                                                        SHARE    OPTION
                                                                       EXERCISE  SHARES
NAME AND POSITION                                                       PRICE    GRANTED
- ---------------------------------------------------------------------  -------- ---------
Frank C. Herringer (1)                                                 $ 60.00    425,000
 President and Chief Executive Officer                                   82.00    425,000
                                                                        100.00    735,000
David R. Carpenter (1)                                                 $ 60.00    200,000
 Executive Vice President                                                82.00    200,000
                                                                        100.00    375,000
Richard H. Finn (1)                                                    $ 60.00    200,000
 Executive Vice President                                                82.00    500,000
Richard N. Latzer
 Senior Vice President and Chief Investment Officer                    $100.00    120,000
Edgar H. Grubb (1)                                                     $ 60.00    100,000
 Executive Vice President, Chief Financial Officer and Secretary         82.00    100,000
                                                                        100.00    185,000
Thomas J. Cusack (1)                                                   $ 60.00    100,000
 Senior Vice President                                                   82.00    100,000
                                                                        100.00    185,000
All current executive officers as a group                              $ 60.00  1,025,000
                                                                         82.00  1,325,000
                                                                        100.00  1,600,000
All current directors who are not executive officers, as a group                   N/A (2)
All employees, including current officers who are not executive
 officers, as a group                                                  $100.00  1,050,000
                                                                                ---------
  Total Options Granted                                                         5,000,000
                                                                                =========

- --------
(1) SEC member
(2) Non-employee directors are not eligible to receive awards under the 1995
    Plan.

CHANGE OF CONTROL

  In the event of a "change of control" (as defined in the 1995 Plan) the $60 Options will vest in their entirety. In the event that a change of control occurs prior to the exercise of either the $82 Options or the $100 Options, each participant will be entitled to surrender the respective options and exercise related tandem limited stock appreciation rights ("TLSARs"), which were granted in tandem with the $82 Options and the $100 Options. In the event the corresponding option is forfeited because it fails to vest within the applicable time frames described above, the related TLSAR also will be forfeited.

  The TLSARs become exercisable only in the event of a change of control and, upon exercise, result in cash payments based on a smaller number of shares times the spread between $50.75, the market price on the date of grant, and the highest closing price of the Corporation's common stock during the 60-day period ending on the date of the change of control (or, if higher, the highest price per share paid in the transaction which gives rise to the change of control). Exercise of an option (or portion thereof) granted under the 1995 Plan will result in cancellation of the corresponding TLSAR, and vice versa.

  The number of shares subject to TLSARs granted under the 1995 Plan are as follows: for the $82 Options and $100 Options, respectively -- Mr. Herringer-98,000 and 137,000 shares; Mr. Carpenter-46,000 and 70,000 shares; Mr. Grubb-23,000 and 34,000 shares; and Mr. Cusack-23,000 and 34,000 shares; for the $82 Options, Mr. Finn-115,000 shares; and, for the $100 Options, Mr. Latzer-22,000 shares; all current executive officers as a group -- for the $82 Options, 305,000 shares and, for the $100 Options, 297,000 shares; and all employees, including current officers who are not executive officers, as a group, for the $100 Options -- 196,000 shares. Thus, a total of 798,000 shares are subject to TLSARs granted under the 1995 Plan. Directors who are not employees are not eligible to receive TLSARs.

TRANSFERABILITY OF AWARDS

  Options granted under the 1995 Plan generally may not be transferred or assigned by the optionee. However, in limited circumstances, the optionee may transfer his or her options pursuant to a court-approved domestic relations order or bona fide gift to immediate family members or certain non-profit organizations. Following the death of the optionee, options may be transferred pursuant to the optionee's will or a valid beneficiary designation.

TAX ASPECTS

  The Corporation is advised by its tax counsel that, under existing federal income tax laws, the general federal income tax consequences of options and TLSARs under the 1995 Plan are as summarized below.

  A recipient of a stock option or TLSAR will not have taxable income upon the grant of the option or TLSAR. The optionee will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares so acquired generally will be capital gain or loss.

  At the discretion of the Committee, the 1995 Plan allows an optionee to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise of an option or TLSAR by electing to have shares of common stock withheld, or by delivering to the Corporation already-owned shares, having a value equal to the amount of withholding to be satisfied.

  The Corporation will be entitled to a tax deduction in connection with an award under the 1995 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, the 1995 Plan has been designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which contains special rules regarding the federal income tax deductibility of compensation paid to the Corporation's Chief Executive Officer and to each of the other four most highly compensated executive officers.

ADMINISTRATION, AMENDMENT AND TERMINATION OF THE PLAN

  The Plan will be administered by the Committee. The members of the Committee must qualify as "disinterested persons" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act") and as "outside directors" under Section 162(m) of the Code (for purposes of qualifying the 1995 Plan as performance-based compensation under such Section 162(m)).

  Subject to the terms of the 1995 Plan, the Committee has the sole discretion to determine the employees who shall be granted options or TLSARs, the size of such awards, and the terms and conditions thereof. Selected senior management employees of the Corporation and its affiliates (i.e., any corporation or other entity controlling, controlled by or under common control with the Corporation) are eligible to be selected to receive options and TLSARs. The actual number of employees who will receive such awards under the 1995 Plan cannot be precisely determined because eligibility for participation is in the discretion of the Committee. However, it currently is expected that no more than approximately 20 individuals will receive awards under the 1995 Plan. The number of shares covered by each award will be determined by the Committee, but during any fiscal year of the Corporation no participant may be granted options for more than 1,700,000 shares or TLSARs for more than 235,000 shares. A total of 5,000,000 shares of the Corporation's common stock are available for grant under the 1995 Plan. The number of shares available for grant under the 1995 Plan (and outstanding options and TLSARs and the numerical limitation on individual grants) will be adjusted as appropriate to reflect any stock splits, stock dividends, other extraordinary transactions or other changes to the capital structure of the Corporation. The fair market value of the Corporation's common stock on March 3, 1995, was $54.50.

  The Board of Directors and the Committee are authorized to amend the 1995 Plan at any time, but stockholder approval of an amendment is required if necessary in order to preserve the 1995 Plan's qualification under Rule 16b-3 under the 1934 Act or Section 162(m) of the Code.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                                  PROPOSAL 3.

  Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the following Report of the Compensation Committee on Executive Compensation and the Stock Price Performance graph shall not be incorporated by reference into any such filings.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Program

  The Corporation's compensation program is designed to enhance stockholder value by linking a large part of executive compensation directly to those aspects of performance that are highly correlated with share price. The objective is to provide executives an opportunity to achieve total compensation at the 75th percentile or above for exceptional performance. The primary components of the compensation program are base salary, an annual cash bonus driven by the Corporation's Value Added performance and a long-term opportunity to participate in increased stockholder value through grants of stock options.

  Responsibilities of the Management Development and Compensation Committee

  The Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee") was established in 1961 and since that time has been comprised solely of independent, non-employee directors. The Committee reviews and approves incentive plans, executive benefit programs and perquisites. Annually, the Committee reviews and approves base salaries, bonuses and any other cash payments to executive officers and other key employees. The Committee also grants stock options and restricted stock, approves the terms of such awards and interprets incentive plans, as required. As administrator of the Value Added Incentive Plan, the Committee takes certain actions, including the establishment of target awards prior to the beginning of each plan year, and certifies in writing that performance goals are achieved prior to approving payment of awards under that plan.

  The Committee annually engages executive compensation consultants to review competitive levels of total compensation, including base salary and annual and long-term incentive programs. The consultants conduct comparative studies, review proposed changes related to the Corporation's compensation program, and discuss general compensation trends. Included in the comparator group of companies are a combination of companies in the S&P Financial Index (excluding banks and savings and loan associations) and a sampling of companies with shareholders' equity of similar size to that of the Corporation, for which data is readily available. At least once a year the Committee meets with the consultants without management present. The Committee also meets without management present to discuss the Chief Executive Officer's performance and compensation.

  Elements of the Compensation Program

  The primary elements of the Corporation's compensation program for the Chief Executive Officer ("CEO") and other executive officers of the Corporation are described below.

  Base Salary

  Base salaries are reviewed annually by the Committee using competitive data provided by the compensation consultants and considering industry and national trends. Individual salaries are adjusted based on this information and the executive's performance for the preceding year and current responsibilities. On average, salaries of executive officers, including the salary of the CEO, were between the median and 75th percentile of salaries of similar positions in comparator companies.

  Annual Incentive Plan

  The Value Added Incentive Plan (the "Value Added Plan"), approved by stockholders in 1994, covers the CEO and other named executive officers. The Value Added Plan rewards management for both improving operating results and efficiently employing the Corporation's capital. Awards under the Value Added Plan are based on the Corporation's actual Value Added, which is defined as the Corporation's Adjusted Net Income minus an equity charge, expressed as a percentage of the Corporation's Average Adjusted Equity, all as defined in the Value Added Plan. Such awards were the only annual incentive awards the Corporation's CEO and Chief Financial Officer received for 1994. The Corporation's Value Added for 1994 generated approximately 89% of target bonuses for plan participants. In the case of the CEO, his 1994 bonus was down 34% from 1993. While operating results were up from the previous year, the Corporation's operating results did not increase sufficiently to offset the Corporation's cost of equity capital, which rose as interest rates increased.

  Amounts awarded to other executive officers, including the other three named executives in the Summary Compensation Table, were based substantially on Value Added as described above for the CEO. Additionally, they were awarded amounts based on the performance of individual business units reporting to them and/or accomplishment of certain strategic goals.

  Stock Option Awards

  The Committee believes that stock options are a superior incentive to motivate key employees to act in the best interests of stockholders. While many publicly-held companies have multiple long-term incentive plans, frequently including cash, stock options, and restricted stock, or combinations thereof, stock options are the only continuing long-term incentive that the Corporation's CEO and other named executive officers receive.

  The Committee made awards in 1994 based on information supplied by the compensation consultants and taking into consideration a number of factors, including the competitive level of long-term incentive awards, the prospective level of total compensation, and the individual's responsibilities and ability to influence stockholder value, but not the amount or terms of outstanding previous awards.

  Based on these considerations, at the discretion of the Committee, Mr. Herringer was granted an option in 1994 with an exercise price equal to the fair market value on the date of grant. The option vests over a four-year employment period and generally expires no later than ten years after grant. Stock options awarded to other named executive officers were determined in a similar fashion.

  Proposed 1995 Performance Stock Option Plan

  The Committee recommended adoption of the 1995 Performance Stock Option Plan (the "1995 Plan"), as described beginning on page 7. Under the 1995 Plan, stockholders must realize significant returns on their investment before management can receive any significant gains on their options.

  The 1995 Plan, together with the Value Added Incentive Plan approved by stockholders in 1994, strongly focus the Corporation's senior management on delivering significant stockholder value.

  Policy Regarding Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Corporation's CEO and to each of the other four most highly compensated executive officers. The Corporation generally may deduct compensation paid to such an officer only if the compensation does not exceed $1 million during any fiscal year or is "performance-based" as defined in Section 162(m). The Committee considers the net cost to the Corporation in making compensation decisions. Accordingly, upon the Committee's recommendation, the Board in 1994 adopted the Value Added Incentive Plan (the "Value Added Plan") and amended the Corporation's 1985 Stock Option and Award Plan (the "1985 Plan") to, among other things, permit those plans to qualify as performance-based, such that compensation attributable to the Value Added Plan and compensation from options granted under the 1985 Plan may be deducted by the Corporation for federal income tax purposes. The proposed 1995 Plan also is intended to permit compensation paid thereunder to qualify as performance-based compensation.

                         Compensation Committee Members

                          Peter V. Ueberroth, Chairman
                                 Myron Du Bain
                                 Samuel L. Ginn
                               Raymond F. O'Brien
                               Charles R. Schwab
                               Forrest N. Shumway

STOCK PRICE PERFORMANCE

  The following graph shows the cumulative total return (with dividends reinvested) of the Corporation, the S&P 500, and the S&P Financial Index* over the years 1990 through 1994, inclusive:

                                    [GRAPH]



- --------------------------------------------------------------------------------------
                              CUMULATIVE TOTAL RETURN AS OF DECEMBER 31ST OF EACH YEAR
                                  (ASSUMES $100 WAS INVESTED ON DECEMBER 31, 1989)
- --------------------------------------------------------------------------------------
       COMPANY/INDEX          1990        1991        1992        1993        1994
- --------------------------------------------------------------------------------------
  Transamerica Corporation    78.14       100.87      127.08      155.76      142.02
- --------------------------------------------------------------------------------------
  S&P 500 Index               96.89       126.42      136.05      149.76      151.74
- --------------------------------------------------------------------------------------
  S&P Financial Index*        84.89       122.65      144.64      163.49      162.16
- --------------------------------------------------------------------------------------


 All data for the performance graph was provided by Standard & Poor's Compustat
                                   Services.
- --------
* The S&P Financial Index, adjusted to exclude banks and savings and loan institutions. The adjusted index consists of the S&P Financial Miscellaneous Index, the S&P Life Insurance Index, the S&P Multi-Line Insurance Index, the S&P Property & Casualty Index and the S&P Personal Loan Index, weighted by market capitalization.

  The following tables contain specific compensation information for the Chief Executive Officer and the next four most highly compensated individuals serving as executive officers of the Corporation as of December 31, 1994.

SUMMARY COMPENSATION TABLE

                                   ANNUAL             LONG-TERM
                                COMPENSATION     COMPENSATION AWARDS
                              ----------------- ---------------------
                                                RESTRICTED SECURITIES
   NAME AND PRINCIPAL                             STOCK    UNDERLYING    ALL OTHER
        POSITION         YEAR  SALARY   BONUS   AWARDS(1)   OPTIONS   COMPENSATION(2)
- ------------------------ ---- -------- -------- ---------- ---------- ---------------
Frank C. Herringer,      1994 $975,000 $561,566             150,000       $73,581
 President and Chief     1993  930,000  850,000  $243,150   175,000        99,695
 Executive Officer       1992  885,000  623,000             100,000        71,282

David R. Carpenter,      1994 $733,500 $410,000              80,000       $52,270
 Executive Vice          1993  667,330  460,000             100,000        65,268
  President, and         1992  575,000  350,000              60,000        62,941
 Chairman and Chief
 Executive Officer of
 Transamerica Occidental
 Life Insurance Company

Richard H. Finn,         1994 $602,000 $400,167              80,000       $53,049
 Executive Vice          1993  562,339  400,000             100,000        53,842
 President, and          1992  520,000  290,000              50,000        49,610
 President and Chief
 Executive Officer of
 Transamerica Finance
 Group

Richard N. Latzer,       1994 $410,000 $215,825              45,000       $31,525
 Senior Vice President   1993  390,000  260,000  $ 48,630    50,000        39,032
 and Chief Investment    1992  370,000  225,000              35,000        33,605
 Officer, and President
 and Chief Executive
 Officer of Transamerica
 Investment Services

Edgar H. Grubb,          1994 $411,000 $182,094              40,000       $50,960
 Executive Vice          1993  385,404  295,000  $194,520    60,000        50,612
 President, Chief        1992  335,000  155,000              50,000        34,896
 Financial Officer and
 Secretary

- --------
(1) Shares represented by restricted stock awards vest in four equal annual installments commencing one year from the date of grant provided that the executive continues to be employed by the Corporation. Dividends on restricted shares are paid currently. Restricted stock awards were made to Messrs. Herringer-5,000 shares, Latzer-1,000 shares, and Grubb-4,000 shares, as part of a special bonus for the successful completion of the initial public offering of the Corporation's former property and casualty insurance operations. The number of restricted shares remaining unvested as of December 31, 1994, which constitutes the entire restricted stock holdings of the five named executive officers, and the value of such holdings (valued at the closing price of the Corporation's common stock for New York Stock Exchange Composite transactions on such date) was as follows: Mr. Herringer-3,750 shares, $186,563; Mr. Latzer-750 shares, $37,313; and Mr. Grubb-3,000 shares, $149,250.
(2) For 1994, includes (i) employer contributions under the Stock Savings Plan, a 401(k) plan: $1,125 for each of the named executive officers; (ii) employer contributions under the Stock Savings Plan Plus, a plan designed to supplement the 401(k) plan: Mr. Herringer-$47,604; Mr. Carpenter- $35,595; Mr. Finn-$29,855; Mr. Latzer-$18,450; and Mr. Grubb-$19,979; (iii)
    employer contributions for additional group term life, accidental death and dismemberment, and disability insurance: Mr. Herringer-$20,670; Mr. Carpenter-$15,550; Mr. Finn-$12,762; Mr. Latzer-$8,692; and Mr. Grubb- $8,713; (iv) above market interest on deferred compensation for Mr. Herringer-$4,182; Mr. Latzer-$3,258; and Mr. Grubb-$21,143; and (v) reimbursement in connection with his relocation to San Francisco for Mr. Finn-$9,307.

STOCK OPTION GRANTS IN 1994

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                          ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION
                                                                             FOR OPTION TERM
                                                                      -----------------------------
                                     PERCENT
                                     OF TOTAL
                         NUMBER OF   OPTIONS
                         SECURITIES GRANTED TO
                         UNDERLYING EMPLOYEES  EXERCISE
                          OPTIONS   IN FISCAL  OR BASE   EXPIRATION
         NAME            GRANTED(1)    YEAR    PRICE(2)     DATE            5%            10%
- -----------------------  ---------- ---------- -------- ------------- -------------- --------------
Frank C. Herringer        150,000      9.76%    $50.94  March 1, 2004 $    4,806,000 $   12,179,000
David R. Carpenter         80,000      5.21      50.94  March 1, 2004      2,563,000      6,495,000
Richard H. Finn            80,000      5.21      50.94  March 1, 2004      2,563,000      6,495,000
Richard N. Latzer          45,000      2.93      50.94  March 1, 2004      1,442,000      3,654,000
Edgar H. Grubb             40,000      2.60      50.94  March 1, 2004      1,282,000      3,248,000
All common
 stockholders (3)              NA        NA         NA             NA $2,424,491,983 $6,143,711,115
Potential realizable value of the CEO's options as a percentage
 of potential value to all common stock outstanding.................           0.20%          0.20%
Potential realizable value of the five named executive officers'
 options as a percentage of potential value to all common stock
 outstanding........................................................           0.52%          0.52%

- --------
(1) Options become exercisable in four annual installments commencing one year from the date of grant. No stock appreciation rights were granted in 1994.

(2) Subject to the discretion of the Management Development and Compensation Committee, the exercise price and tax withholding obligations may be paid in stock.

(3) The potential gains for all common stockholders have been calculated for the same period as the option term, i.e. between March 1, 1994 and March 1, 2004. The Corporation's stock price on March 1, 2004, would be $82.98 or $132.13 at appreciation rates of 5% or 10%, respectively. There can be no assurance that such increase, or any increase, in the price of the stock will be achieved. There were 75,670,786 shares outstanding at the close of business on March 1, 1994.

    The average annual appreciation rate of the Corporation's common stock over the ten years previous to the 1994 stock option grant, i.e. March 1, 1984 through March 1, 1994, was 8.25%. The market price (the mean of the high and low prices for New York Stock Exchange Composite Transactions) of the Corporation's common stock on March 1, 1984 was $23.06.

  The total number of options outstanding (vested and unvested, including the grants proposed for stockholder approval under the 1995 Performance Stock Option Plan) as of March 3, 1995 for the five named executive officers as a group and for all employees as a group represents approximately 8.2% and 11.1%, respectively, of the Corporation's outstanding common stock as of that date.

AGGREGATED OPTION EXERCISES IN 1994; OPTIONS OUTSTANDING AND VALUES AT DECEMBER 31, 1994

                                                   NUMBER OF
                                             SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN THE
                                            UNEXERCISED OPTIONS AT       MONEY OPTIONS AT
                      NUMBER                   DECEMBER 31, 1994       DECEMBER 31, 1994(2)
                     OF SHARES              ----------------------- ----------------------------
                     ACQUIRED      VALUE                    NOT                         NOT
       NAME         ON EXERCISE REALIZED(1) EXERCISABLE EXERCISABLE  EXERCISABLE    EXERCISABLE
- ------------------  ----------- ----------- ----------- ----------- -------------  -------------
Frank G. Herringer     9,025     $233,239     487,330     375,000      $6,255,000     $1,278,000
David R. Carpenter         0            0     260,080     197,500       3,252,000        538,000
Richard H. Finn            0            0     180,772     192,500       2,115,000        498,000
Richard N. Latzer          0            0      92,500     107,500         980,000        308,000
Edgar H. Grubb             0            0      85,800     117,500         689,000        380,000

- --------
(1) The value realized is the difference between (a) the mean of the high and low prices of the Corporation's common stock for New York Stock Exchange Composite Transactions on the date of exercise and (b) the exercise price of the option, multiplied by the number of shares exercised.
(2) The value of unexercised options is the closing price of the Corporation's common stock for New York Stock Exchange Composite Transactions on December 30, 1994, $49.75, less the exercise price of the option, multiplied by the number of options outstanding.

PENSION PLAN AND SUPPLEMENTAL PENSION PLANS

  The Corporation has had a retirement plan for eligible employees since 1935. Substantially all of the Corporation's subsidiaries participate in the plan. Since applicable federal laws and the pension plan limit certain participants' retirement plan benefits to an amount less than the amount otherwise provided by the formula and prohibit certain compensation from being counted for pension purposes, the Corporation, in accordance with the terms of its Supplemental Pension Plan and SSP+ Supplemental Pension Plan, will make supplemental payments to make up those differences.

                                               YEARS OF SERVICE
                    -------------------------------------------------------------------------
REMUNERATION           10                   15                   20                25 OR MORE
- ------------           --                   --                   --                ----------
$  200,000          $ 39,000             $ 59,000             $ 78,000             $   98,000
   400,000            79,000              119,000              158,000                198,000
   600,000           119,000              179,000              238,000                298,000
   800,000           159,000              239,000              318,000                398,000
 1,000,000           199,000              299,000              398,000                498,000
 1,200,000           239,000              359,000              478,000                598,000
 1,400,000           279,000              419,000              558,000                698,000
 1,800,000           359,000              539,000              718,000                898,000
 2,200,000           439,000              659,000              878,000              1,098,000

  As of December 31, 1994, the named executive officers had the following years of benefit service: Mr. Herringer-16 years; Mr. Carpenter-19 years; Mr. Finn-16 years; Mr. Latzer-6 years; and Mr. Grubb-5 years.

  The table above shows the total estimated annual retirement benefits payable under all pension plans to employees, including executive officers, upon normal retirement on January 1, 1995, after selected periods of benefit service assuming such employees and their spouses elect a single life annuity rather than a form of joint and survivor or other form of annuity. If another form of annuity was selected, the benefits would generally be lower than those shown in the table.

  The plan currently provides for a benefit for each participant, including the named executive officers (payable as a single life annuity), of 2% of his or her final average compensation (average compensation during the highest 60 consecutive months of his or her final 120 months of employment) less 0.4% of his or her age 65 monthly Social Security-covered compensation, with the result multiplied by years of benefit service (up to a maximum of 25 years). Compensation, as defined in the plans, includes salary (as disclosed in the Summary Compensation Table on page 15) and the executive's target bonus under the bonus plan applicable to the executive. Benefits earned under the pension plan's prior benefit formula are protected to the extent they exceed benefits earned under the current formula. A participant is fully vested in his or her retirement benefit under the pension plan after five years of service.

SEVERANCE AGREEMENTS

  The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table on page 15. The agreements provide that, if the executive is terminated other than for cause, retirement or disability within three years after a change of control of the Corporation or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to three times the sum of his highest target annual compensation during the three years immediately preceding the change in control, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for income and excise taxes imposed with respect to payments or benefits received due to a change of control.

                              CERTAIN TRANSACTIONS

  In July 1993, Mr. Finn entered into an agreement with the Corporation in connection with his relocation to San Francisco pursuant to which the Corporation agreed to loan Mr. Finn $425,000 to assist him with the purchase of a home in the San Francisco Bay Area. The loan, which was made on March 4, 1994, is secured by a deed of trust on Mr. Finn's residence. The loan is interest-free and is being forgiven ratably over its three-year term provided that Mr. Finn remains an employee of the Corporation at each successive anniversary date of the loan. On March 4, 1995, the principal amount of $142,000 was forgiven and the current balance of the loan is $283,000. Also, the loan will be forgiven in full if he dies or is permanently disabled, if he terminates his employment for good reason (as defined in the note), or if the Corporation terminates his employment other than for cause (as defined in the note). In addition, if Mr. Finn dies or becomes permanently disabled during the term of the loan, the Corporation has agreed to reimburse him or his estate for taxes paid by him or his estate as a result of the forgiveness of the loan. If, during the term of the loan, Mr. Finn voluntarily terminates his employment with the Corporation (other than for good reason) or the Corporation terminates his employment for cause, the principal amount of the loan then outstanding plus interest at 12% per annum from the date of such termination will become due.

  In 1994, the Corporation and its subsidiaries obtained legal services from the law firm of Pillsbury, Madison & Sutro, of which Ms. Rembe is a member, on terms which the Corporation believes were as favorable as would have been obtained from unaffiliated third parties. It is anticipated that such law firm will perform additional legal services for the Corporation and its subsidiaries in 1995.

                             PRINCIPAL STOCKHOLDERS

  Oppenheimer Group, Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281 has filed a statement on Schedule 13G with the Securities and Exchange Commission in which it reported owning as of December 31, 1994, 10,396,634 shares or 14.80% of the Corporation's outstanding common stock. Oppenheimer Group, Inc. reported that it had shared voting power and shared dispositive power with respect to all 10,396,634 shares.

  The Corporation does not know of any other person who is the beneficial owner of more than 5% of the Corporation's outstanding common stock.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. However, as to any other matters which may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the designated proxy holders.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Any stockholder proposal intended to be presented at the 1996 Annual Meeting of Stockholders of the Corporation must be received by the Corporation no later than November 17, 1995, for inclusion in the Corporation's Proxy Statement and form of proxy relating to such meeting.

San Francisco, California
March 17, 1995

                                   EXHIBIT A

                            TRANSAMERICA CORPORATION
                       1995 PERFORMANCE STOCK OPTION PLAN

  TRANSAMERICA CORPORATION, hereby adopts the Transamerica Corporation 1995 Performance Stock Option Plan, effective as of January 26, 1995, as follows:

SECTION 1. BACKGROUND AND PURPOSE

  1.1 Background and Effective Date. The Plan permits the grant of Options and Tandem Limited Stock Appreciation Rights. The Plan is effective as of January 26, 1995, subject to ratification by an affirmative vote of the holders of a majority of the Shares which are present in person or by proxy and entitled to vote at the 1995 Annual Meeting of Stockholders. Awards may be granted prior to the receipt of such vote, but such grants shall be null and void if such vote is not in fact received.

  1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain key executives of the Corporation and its Affiliates. The Plan is intended to motivate Participants to manage the Corporation to provide a superior return to stockholders. The Plan is further intended to align Participants' interests with those of the Corporation's stockholders.

SECTION 2. DEFINITIONS

  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

  2.1 "1934 Act" means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

  2.2 "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Corporation.

  2.3 "Award" means, individually or collectively, a grant under the Plan of Options and/or TLSARs.

  2.4 "Award Agreement" means the written agreement setting forth the terms and provisions applicable to each Award.

  2.5 "Board" means the Board of Directors of the Corporation.

  2.6 "Change of Control" means the occurrence of any of the following:

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this paragraph (a) the following acquisitions shall not constitute, or be deemed to cause, a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of paragraph (c) below; or

    (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (d) approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

  2.7 "Change of Control Value" means the greater of (a) the highest Fair Market Value of a Share during the period of 60 consecutive days which ends on the date of a Change of Control, or (b) the highest price per Share paid in the transaction which gives rise to the Change of Control.

  2.8 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

  2.9 "Committee" means the Management Development and Compensation Committee of the Board, or any other committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

  2.10 "Corporation" means Transamerica Corporation, a Delaware corporation, or any successor thereto.

  2.11 "Director" means any individual who is a member of the Board.

  2.12 "Disability" means a Termination of Employment by reason of the Executive's becoming permanently and totally disabled. An Executive shall be deemed to have become permanently and totally disabled for purposes of the Plan if (and only if) he or she has become permanently and totally disabled under the long-term disability plan sponsored by his or her employer.

  2.13 "Early Retirement" means a Termination of Employment by reason of the Executive's early retirement at or after his or her "Early Retirement Date" under the Retirement Plan for Salaried U.S. Employees of Transamerica Corporation and Affiliates (or any successor thereto).

  2.14 "Executive" means an employee of the Corporation or of an Affiliate who is a member of the SEC and/or the SMC, whether such employee is a member at the time the Plan is adopted or becomes a member subsequent to the adoption of the Plan.

  2.15 "Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or TLSAR.

  2.16 "Fair Market Value" means the last quoted per Share selling price for Shares on the relevant date, as quoted in the New York Stock Exchange Composite Transactions Index published in The Wall Street Journal, or if there were no sales on such date, the last quoted selling price on the nearest day after the relevant date, as determined by the Committee.

  2.17 "Grant Date" means, with respect to an Award, the date that the Award was granted.

  2.18 "Normal Retirement" means a Termination of Employment by reason of the Executive's retirement at or after his or her "Normal Retirement Date" under the Retirement Plan for Salaried U.S. Employees of Transamerica Corporation and Affiliates (or any successor thereto).

  2.19 "Option" means an option to purchase Shares which is granted under
Section 5 and which is not intended to be an Incentive Stock Option under
Section 422 of the Code.

  2.20 "Participant" means an Executive who has an outstanding Award.

  2.21 "Plan" means the Transamerica Corporation 1995 Performance Stock Option Plan, as set forth in this instrument and as hereafter amended from time to time.

  2.22 "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act.

  2.23 "SEC" means the Corporation's Senior Executive Committee (or any successor thereto).

  2.24 "SMC" means the Corporation's Senior Management Council (or any successor thereto).

  2.25 "Section 16 Person" means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

  2.26 "Shares" means the shares of common stock of the Corporation.

  2.27 "Tandem Limited Stock Appreciation Right" or "TLSAR" means an Award granted under Section 6 in connection with a related Option, the exercise of which shall require forfeiture of the related Option or portion thereof (and when the Option is exercised, the TLSAR shall be similarly cancelled).

  2.28 "Termination of Employment" means a cessation of the employee-employer relationship between an Executive and the Corporation or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Early Retirement, Normal Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Corporation or an Affiliate.

SECTION 3. ADMINISTRATION

  3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board. The Committee shall be comprised solely of Directors who both are (a) "disinterested persons" under Rule 16b-3, and (b) "outside directors" under section 162(m) of the Code.

  3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to
(a) determine which Executives shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Except as provided in Section 4.3, after an Award has been granted, the Committee shall not reduce the Exercise Price of the Award (or cancel the Award and grant a substitute Award having a lower Exercise Price).

  3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors or officers of the Corporation; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan's qualification under section 162(m) of the Code or Rule 16b-3.

  3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4. SHARES SUBJECT TO THE PLAN

  4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 5,000,000. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

  4.2 Lapsed Awards. If an Award (or portion thereof) is cancelled, terminates, expires, or lapses for any reason other than failure of an Option to become exercisable due to the price of the Shares not reaching the Fair Market Value specified in the Award Agreement for the required time during the specified period, any Shares subject to such Award again shall be available to be the subject of an Award. If an Option (or portion thereof) is cancelled, terminates, expires, or lapses due to failure of the Option to become exercisable on account of the price of the Shares not reaching the Fair Market Value specified in the Award Agreement for the required time during the specified period, any Shares subject to such Option shall not be available to be the subject of another Award.

  4.3 Adjustments in Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, distribution or other change in the corporate structure of the Corporation affecting the Shares, the Committee shall adjust the number and class of securities which may be delivered under the Plan, the number, class, and price of the securities subject to outstanding Awards, the prices set forth in Sections 5.4.1 and 5.4.2 (and if applicable, of Options granted pursuant to Section 5.4.6) and the numerical limit of Section 5.1, in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of Awards. Notwithstanding the preceding sentence, the number of Shares subject to any Award shall always be a whole number.

SECTION 5. OPTIONS

  5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Executives at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any calendar year, no Participant shall be granted Options covering more than 1,700,000 Shares.

  5.2 Option Agreement. Each Option shall be evidenced by an Award Agreement. The Award Agreement shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

  5.3 Exercise Price. The Exercise Price for each Option shall be determined by the Committee in accordance with the provisions of this Section 5.3.

    5.3.1 Options Granted to SEC Members. The Exercise Price of Options that are granted on January 26, 1995, to members of the SEC shall be determined as follows. (The Fair Market Value of a Share on January 26,1995, was $50.75 per Share.)

    (a) The Exercise Price for one of the Options granted to each such Executive shall be $60 per Share. The Option shall cover not more than 30% of the total Shares covered by all Options granted to the Executive on January 26, 1995.

    (b) The Exercise Price for one of the Options granted to each such Executive shall be $82 per Share. The Option shall cover not more than 30% of the total Shares covered by all Options granted to the Executive on January 26, 1995.

    (c) The Exercise Price for one of the Options granted to each such Executive shall be $100 per Share. The Option shall cover not less than 40% of the total Shares covered by all Options granted to the Executive on January 26, 1995.

    (d) Notwithstanding the preceding, in the case of a member of the SEC who is expected to be eligible for Normal Retirement prior to January 1, 2002,
  (1) one of the Options granted to the Executive shall have an Exercise Price of $60 per Share and shall cover not more than 30% of the Shares covered by all Options granted to the Executive on January 26, 1995, and
  (2) the other Option granted to the Executive shall have an Exercise Price of $82 per Share and shall cover the remaining balance of the Shares covered by all Options granted to the Executive on January 26, 1995.

    5.3.2 Options Granted to Other SMC Members. In the case of each Option that is granted on January 26, 1995, to a member of the SMC (but not of the SEC), the Exercise Price for 100% of the Shares covered by the Option shall be $100 per Share. (The Fair Market Value of a Share on January 26, 1995, was $50.75 per Share.)

    5.3.3 Options Granted After January 26, 1995. In the case of each Option that is granted after January 26, 1995, the Exercise Price(s) of the Option shall be determined by the Committee in its discretion, provided that any such Exercise Prices shall represent an appropriate premium over the then Fair Market Value of a Share, as determined by the Committee.

  5.4 Exercisability of Options. Each Option shall become exercisable in accordance with the provisions of this Section 5.4.

    5.4.1 Options Granted to SEC Members. Each Option that is granted on January 26, 1995, to an Executive who is a member of the SEC shall become exercisable in accordance with the provisions of this Section 5.4.1, but subject to the special rules of Sections 5.4.3, 5.4.4, and 5.4.5.

    (a) With respect to an Option that has an Exercise Price of $60 per share, the right to exercise 33-1/3% of the Shares covered by the Option shall accrue on the third anniversary of the Grant Date, the right to exercise an additional 33-1/3% of such Shares shall accrue on the fourth anniversary of the Grant Date, and the right to exercise the remaining Shares shall accrue on the fifth anniversary of the Grant Date, provided in each case that the Participant remains an Executive on the applicable anniversary date.

    (b) With respect to an Option that has an Exercise Price of $82 per share, the right to exercise 100% of the Shares covered by the Option shall accrue on the tenth trading day (occurring within a period of 30 consecutive trading days) on which the Fair Market Value of a Share is at least $82, provided that such tenth trading day occurs not later than five years after the Grant Date.

    (c) With respect to an Option that has an Exercise Price of $100 per share, the right to exercise 100% of the Shares covered by the Option shall accrue on the tenth trading day (occurring within a period of 30 consecutive trading days) on which the Fair Market Value of a Share is at least $100, provided that such tenth trading day occurs not later than seven years after the Grant Date.

    5.4.2 Options Granted to Other SMC Members. Each Option that is granted on January 26, 1995, to an Executive who is a member of the SMC (but not of the SEC) shall become exercisable as to 100% of the Shares covered by the Option on the tenth trading day (occurring within a period of 30 consecutive trading days) on which the Fair Market Value of a Share is at least $100, provided that such tenth trading day occurs within seven years of the Grant Date.

    5.4.3 Special Rule for Normal Retirement. If a Participant incurs a Termination of Employment on account of Normal Retirement, the following special rules shall apply (subject to Section 5.5). If within six months after the Participant's Normal Retirement, the right to exercise any particular Shares would have accrued (had the Participant not incurred a Termination of Employment), by virtue of additional service, changes in the Fair Market Value of the Shares or the occurrence of a Change of Control the right to exercise such Shares shall accrue on the date that such right otherwise would have accrued. If more than six months following the Participant's Normal Retirement, the right to exercise any particular Shares would have accrued (had the Participant not incurred a Termination of Employment), by virtue of additional service, changes in the Fair Market Value of the Shares or the occurrence of Change of Control the right to exercise a portion of such Shares shall accrue on the date that such right otherwise would have accrued. The Committee shall determine such portion on a pro-rata basis, based on the time elapsed from the Grant Date to the date of Normal Retirement and the vesting date.

    5.4.4 Special Rule for Disability or Death. If a Participant incurs a Termination of Employment on account of Disability or death, the following special rules shall apply (subject to Section 5.5). If the date of the Participant's Disability or death is within six months of the date when the right to exercise any Shares would have accrued (had the Participant not incurred a Termination of Employment), by virtue of additional service, changes in the Fair Market Value of the Shares or the occurrence of a Change of Control the right to exercise such Shares shall accrue on the date that such right otherwise would have accrued. If the date of the Participant's Disability or death is more than six months prior to the date when the right to exercise any particular Shares would have accrued (had the Participant not incurred a Termination of Employment), by virtue of additional service, changes in the Fair Market Value of the Shares or the occurrence of a Change of Control the right to exercise a portion of such Shares shall accrue on the date that such right otherwise would have accrued. The Committee shall determine such portion on a pro-rata basis, based on the time elapsed from the Grant Date to the date of Disability or death and the vesting date.

    5.4.5 Special Rule for Change of Control. With respect to each Option with an Exercise Price of $60 per share, if a Change of Control occurs prior to the Participant's Termination of Employment, the right to exercise 100% of the Shares subject to such Option shall accrue on the date that the Change of Control occurs.

    5.4.6 Options Granted After January 26, 1995. The periods of exercisability of each Option that is granted after January 26, 1995, shall be determined by the Committee in its sole discretion.

  5.5 Expiration of Options. The expiration date for each Option shall be determined in accordance with the provisions of this Section 5.5.

    5.5.1 Options Granted to SEC and SMC Members. Each Option (or portion thereof) that is granted on January 26, 1995, to a Participant who is a member of the SEC or SMC shall terminate upon the first to occur of the following events:

    (a) The expiration of ten years from the Grant Date (12 years in the case of Options with an Exercise Price of $100 per share); or

    (b) The expiration of three months from the date of the Optionee's Termination of Employment for a reason other than Early Retirement, Normal Retirement, Disability or death; or

    (c) The expiration of three years from the date of the Optionee's Termination of Employment by reason of Disability; or

    (d) The expiration of five years from the date of the Optionee's Termination of Employment by reason of Early or Normal Retirement; or

    (e) In the case of an Option referred to in Sections 5.4.1(b), 5.4.1(c) or 5.4.2 (or, if applicable, 5.4.6) which has not been exercised, the date on which the Option no longer may become exercisable (due to the failure of the Shares to reach the specified Fair Market Value for the required time during the specified period).

  In addition, an Option (or applicable portion thereof) with respect to which a related TLSAR has been granted shall terminate upon exercise of the related TLSAR.

    5.5.2 Special Rule for Death. Notwithstanding any contrary provision of
  Section 5.5.1, if the Optionee dies prior to the expiration of his or her Option in accordance with Section 5.5.1, the Option shall terminate three years after his or her death.

    5.5.3 Options Granted After January 26, 1995. The provisions for expiration of each Option that is granted after January 26, 1995, shall be determined by the Committee in its sole discretion.

  5.6 Payment. Options shall be exercised by the Participant's delivery of a written notice of exercise to the Secretary of the Corporation (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, and accompanied by full payment for the Shares. Upon the exercise of any Option, the Exercise Price shall be payable to the Corporation in full in cash. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Corporation shall deliver to the Participant (or the Participant's designated broker), Share certificates (which may be in book entry form) representing such Shares.

  5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as needed to comply with applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

SECTION 6. TANDEM LIMITED STOCK APPRECIATION RIGHTS

  6.1 Grant of TLSARs. Subject to the terms and provisions of the Plan, TLSARs may be granted to Executives at any time and from time to time as determined by the Committee in its sole discretion, provided that such grants shall be only in conjunction with all or any part of any Option, and may be granted either at or after the Grant Date of the Option. A TLSAR (or applicable portion thereof) granted with respect to a given Option shall terminate upon the termination or exercise of the related Option. The Committee, in its sole discretion, shall determine the number of Shares subject to each TLSAR, provided that during any calendar year, no Participant shall be granted TLSARs covering more than 235,000 Shares.

  6.2 TLSAR Agreement. Each TLSAR shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the TLSAR, the number of Shares to which the TLSAR pertains, any conditions to exercise of the TLSAR, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

  6.3 Exercise Price. The Committee, subject to the provisions of the Plan, shall have sole discretion to determine the Exercise Price of each TLSAR, provided that such Exercise Price shall be not less than 100% of the Fair Market Value of a Share on the Grant Date.

  6.4 Exercisability. Each TLSAR which has not otherwise expired shall become exercisable immediately upon the occurrence of a Change of Control, provided that in no event may a TLSAR granted to a Section 16 Person become exercisable until at least six months after the Grant Date (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3).

  6.5 Expiration of TLSARs. The Committee, in its sole discretion, shall determine when each TLSAR shall expire, provided that (a) no TLSAR may have a term longer than would be permitted by applying the rules of Section 5.5 (regarding the expiration of Options), and (b) each TLSAR shall terminate no later than the last day of the period of 60 consecutive days which begins on the date of the Change of Control.

  6.6 Payment of TLSAR Amount. Upon exercise of a TLSAR, the Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying:

  (a) The amount by which the Change of Control Value of a Share on the date of exercise exceeds the Exercise Price; times

  (b) The number of Shares with respect to which the TLSAR is exercised.

  Each TLSAR shall be paid in cash, provided that if the Committee determines that any such payment would cause a Change of Control transaction to be ineligible for pooling of interests accounting under APB No. 16, which transaction (but for such payment) otherwise would have been eligible for such accounting treatment, the Committee, in its sole discretion, may determine that any TLSAR shall be paid in Shares having a Fair Market Value equal to the cash amount foregone.

SECTION 7. MISCELLANEOUS

  7.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant's employment at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Corporation and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.

  7.2 Participation. No Executive shall have the right to be selected to receive an Option, or, having been so selected, to be selected to receive a future Option.

  7.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Corporation against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Corporation's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise, or under any power that the Corporation may have to indemnify them or hold them harmless.

  7.4 Successors. All obligations of the Corporation under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition, of all or substantially all of the business or assets of the Corporation.

  7.5 Beneficiary Designations. If permitted by the Committee, a Participant may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be transferred in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, and subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Option may be exercised by the administrator or executor of the Participant's estate. This
Section 7.5 shall not be effective until specifically authorized by the Committee.

  7.6 Domestic Relations Orders. If permitted by the Committee, and under such procedures as the Committee may adopt from time to time, an Award may be transferred to a Participant's spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights. This Section 7.6 shall not be effective until specifically authorized by the Committee.

  7.7 Bona Fide Gifts. If permitted by the Committee, and under such procedures as the Committee may adopt from time to time, an Award may be transferred, by bona fide gift and not for any consideration, to a member of the Participant's immediate family or tax-qualified, not-for-profit organization. This Section
7.7 shall not be effective until specifically authorized by the Committee.

  7.8 Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than (a) by will, (b) by the laws of descent and distribution, or (c) to the limited extent provided in Sections 7.5, 7.6, and 7.7. Except as provided in Sections 7.6 and 7.7, all rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

  7.9 No Rights as Stockholder. No Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Corporation with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Corporation or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 8. AMENDMENT, TERMINATION, AND DURATION

  8.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. However, (a) if and to the extent required to maintain the Plan's qualification under Rule 16b-3 and/or Section 162(m) of the Code, any such amendment shall be subject to stockholder approval, and (b) the amendment or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to any Participant.

  8.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 8.1 (regarding the Board's right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 9. TAX WITHHOLDING

  9.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

  9.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by
(a) electing to have the Corporation withhold otherwise deliverable Shares, or
(b) delivering to the Corporation already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 10. LEGAL CONSTRUCTION

  10.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

  10.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  10.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  10.4 Securities Law Compliance. With respect to Section 16 Persons and unless otherwise specifically determined by the Committee, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  10.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

  10.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

              (FRONT OF PROXY)

THIS PROXY IS BEING SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE
CORPORATION

The undersigned hereby appoints James R.            PROXY
Harvey, Frank C. Herringer or Myron Du Bain,
each with power of substitution, as proxies         TRANSAMERICA
of the undersigned, to attend the Annual            CORPORATION
Meeting of Stockholders of Transamerica
Corporation, to be held at the Giannini             ANNUAL
Auditorium, Concourse Level, Bank of America        MEETING OF
Center, 555 California Street, San Francisco,       STOCKHOLDERS
California on April 27, 1995 at 10:30 A.M.,
and any adjournment thereof, and to vote the        APRIL 27, 1995
number of shares the undersigned would be
entitled to vote if personally present in           (logo)
the manner indicated on this form and in their discretion on any other matter which may properly come before the Meeting.


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT
OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1, 2,
AND 3. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN
AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE IN PERSON.

     (BACK OF PROXY)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF
NOT OTHERWISE DIRECTED, WILL BE
VOTED FOR PROPOSALS 1, 2 AND 3.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


1.  Election of Directors.
    [_]  FOR      [_] WITHHELD      NOMINEES:
            J.R. Harvey
            G.E. Moore
            C. Rice
    For, except vote withheld from the following nominee(s):

    -------------------------------------------


2.  Election of Ernst & Young LLP, Certified Public Accountants,
    as independent auditors.
    [_]  FOR       [_] AGAINST      [_] ABSTAIN


3.  Approval of the adoption of the 1995 Performance Stock
    Option Plan.
    [_]  FOR       [_] AGAINST      [_] ABSTAIN




             Please sign exactly as name(s) appear hereon.
             Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

             -----------------------------------------------

             -----------------------------------------------
             Signature(s)                         Date

                           TRANSAMERICA CORPORATION

                     Additional Proxy Soliciting Material

     The following, which is set forth in the 1994 Annual Report to Stockholders of Transamerica Corporation (the "Company"), constitutes additional soliciting material in connection with solicitation of proxies for the Company's 1995 Annual Meeting of Stockholders, as more fully described in the Company's Proxy Statement, dated March 17, 1995:

     Q. HAVE YOU ALIGNED COMPENSATION WITH YOUR
     FOCUS ON VALUE ADDED? [HERRINGER] Last year our shareholders approved a "Value Added Incentive
     Plan," which tied senior management's annual bonuses to shareholder value added. The "1995
     Performance Stock Option Plan" being proposed for shareholder approval this year and described in the proxy is designed to significantly reward senior management only after the achievement of superior stockholder returns.

Transamerica                               Transamerica Corporation
                                                600 Montgomery Street
(LOGO)                                          San Francisco, California 94111


                                                Office of the Secretary

- --------------------------------------------------------------------------------
April 10, 1995

Dear Transamerica Stockholder:

Our latest records indicate that as yet we have not received your proxy in connection with the Annual Meeting of Stockholders to be held on April 27, 1995. It is possible that your proxy and this letter may have crossed in the mail and, if that is the case, please disregard this communication.

However, because of your considerable interest in the Corporation, we are sure you will want your shares represented at the meeting. If you have mislaid the proxy previously sent to you or have overlooked returning it, we are enclosing another for your convenience. If you will sign and return it in the enclosed envelope promptly, it will give both you and the Corporation the satisfaction of knowing you have exercised your important right as a stockholder by having your shares represented at the meeting.

Our thanks to you, in advance, for your cooperation.

                                                Sincerely,


                                                Edgar H. Grubb
                                                Secretary